Supplement dated April 30, 2021 to the
Prospectus for your Variable Annuity
Issued by:

LINCOLN BENEFIT LIFE COMPANY

The following information supplements the prospectus for your variable annuity contract issued by Lincoln Benefit Life Company. Not all funds listed below are available as investment options on all contracts. Please refer to your prospectus to determine which information relates to funds available through your Variable Annuity contract.
Effective April 30, 2021, the funds listed below will change their names.

Fund – Current Name	Fund – New Name
Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund – Series II	Invesco V.I. Discovery Mid Cap Growth Fund – Series II
Invesco Oppenheimer V.I. Global Fund – Series II	Invesco V.I. Global Fund – Series II
Invesco Oppenheimer V.I. Main Street Small Cap Fund® – Series II	Invesco V.I. Main Street Small Cap Fund® – Series II
Invesco V.I. Mid Cap Core Equity Fund – Series II	Invesco V.I. Main Street Mid Cap Fund® – Series II

Effective close of business on April 30, 2021, the funds listed below will change their names.

Fund – Current Name	Fund – New Name
T. Rowe Price New America Growth Portfolio - I	T. Rowe Price All-Cap Opportunities Portfolio - I
VanEck VIP Global Hard Assets Fund – Initial Class	VanEck VIP Global Resources Fund – Initial Class

If you have any questions, please contact your financial professional or our Variable Annuities Service Center at (800) 457-7617. Our representatives are available to assist you Monday through Friday between 7:30 a.m. and 5:00 p.m. Central time.

Please keep this supplement together with your prospectus for future reference. No other action is required of you.

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